Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 29, 2024, by and between Ranger Bermuda TopCo Ltd, a Bermuda exempted company limited by shares (the “Company” and the Company, together with its subsidiaries, the “Company Group”) and Bradford Luke Ledbetter, an individual (“Executive”).

WITNESSETH

WHEREAS, in connection with the execution and delivery of that certain Combination Agreement (“Combination Agreement”), dated as of December 29, 2024, by and among Kestrel Group LLC (“Kestrel”), all of the equityholders of Kestrel, Maiden Holdings, Ltd., Ranger U.S. Newco LLC, Ranger Bermuda Merger Sub Ltd., the Company and Ranger Merger Sub 2 LLC, the Company and Executive desire to enter into this Agreement in order to set forth the terms and conditions of Executive’s employment on or following the Effective Time (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.            Duties and Responsibilities. The duties and responsibilities of Executive shall be those of a senior executive of the Company, as the same shall be assigned to Executive, from time to time, by the Board of Directors of the Company (the “Board”), in each case consistent with Executive’s title. Executive recognizes that, during the period of Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company and agrees to devote all of Executive’s business time and attention to the performance of Executive’s duties and responsibilities and to use Executive’s best efforts to promote and develop the business of the Company. Subject to the approval of the Board, which shall not be unreasonably withheld, Executive shall be entitled to serve on corporate, civic, and/or charitable boards or committees and to otherwise reasonably participate as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflicts of interest with the Company. Executive shall be required to travel as reasonably necessary to carry out Executive’s duties.

It is the intention of the Company that Executive shall be appointed as Chief Executive Officer to serve in such position at the pleasure of the Board, reporting on a day-to-day basis directly to the Board.

2.	Term; Termination of Employment.

(a)            Term. For a period commencing as of the Effective Time and ending on May 1, 2028 (the “Term”), and thereafter for such period, if any, as may be agreed upon in writing by the Company and Executive, the Company hereby employs Executive in the capacities herein set forth. Executive agrees, pursuant to the terms hereof, to serve in such capacities for the Term. This Agreement shall renew for successive five year periods unless one of the parties provides written notice of not less than ninety days prior to the end of the Term or any successive Term that the party will not renew the Agreement; if such notice is provided, Executive shall receive three months additional payment if terminated not for Cause within three months of the expiration of this Agreement. Notwithstanding the terms of this Agreement, the Company may designate one of its US subsidiaries to act as the Executive’s employer for payroll purposes only.

(b)            Company’s Right to Terminate. Notwithstanding the provisions of Section 2(a), Company shall have the right to terminate Executive’s employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

(i)	upon Executive’s death;

(ii)	upon Executive becoming “disabled,” which for purpose of this Agreement means Executive shall have been unable to perform his duties for a period of more than ninety (90) days in any twelve (12) month period; or

(iii)	for “Cause,” which for purposes of this Agreement means (A) a material breach of this Agreement by Executive, but only if such breach is not cured within thirty (30) days following written notice by Company to Executive of such breach, assuming such breach may be cured; (B) Executive is convicted of any act or course of conduct involving moral turpitude; or (C) Executive engages in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of Company. No act, failure to act or course of conduct on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action, omission or course of conduct was in the best interest of Company. Any written notice by the Company to Executive pursuant to this Section 2(b)(iii) shall set forth, in reasonable detail, the facts and circumstances claimed to constitute the Cause. If Executive is discharged for Cause, the Company, without any limitations on any remedies it may have at law or equity, shall have no liability for salary or any other compensation and benefits to Executive after the date of such discharge.

(c)            If Executive’s employment hereunder shall terminate upon expiration of the Term or if such employment shall be terminated by Executive or by Company prior to the expiration of the Term for any reason, all rights and obligation of Executive and Company with respect to Executive’s Base Salary shall terminate contemporaneously with the termination of such employment except in the event of (1) Executive’s death, in which Executive or Executive’s heirs or legal representatives shall be entitled to receive his Base Salary earned to the date of his death and for a period of six months thereafter and any unreimbursed expenses, or (2) a termination not for Cause, in which case Executive shall be entitled to a payment of remaining Base Salary and benefits described in Section 3 owed under this Agreement pursuant to normal payroll practices.

(d)            If Executive’s employment hereunder shall terminate upon Executive’s death or permanent disability, Executive’s heirs or legal representatives shall be entitled to receive Executive’s rights and obligations with respect to long term incentive, stock options, executive benefits and other employee benefits earned or vested as of the date of death or permanent disability, which benefits shall survive as governed by the separate agreements, plans and other documents and instruments governing such matters.

(e)            Company agrees to provide group life insurance for Executive at no charge to Executive in the amount of $1,000,000 during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

3.	Compensation and Benefits.

(a)            Base Salary. The Company shall pay Executive a salary of $950,000 per annum (“Base Salary”), payable in accordance with the Company’s normal payroll process. Base Salary shall not be decreased during the Term without the consent of Executive. Executive’s Base Salary shall be reviewed annually and may be increased annually and from time to time by the Board with the consent of the Compensation Committee of the Board (the “Committee”) if required by applicable law and regulations.

(b)            Annual Bonus. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board (such bonus opportunity, the “Annual Bonus”). Executive’s target annual incentive compensation opportunity under such incentive program shall be up to one hundred percent (100)% of Executive’s Base Salary (the “Target Bonus”) but may exceed the Target Bonus at the discretion of the Committee for overperformance. The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Committee. The Annual Bonus shall be payable in the year following the year for which it is earned, but no later than March 15th of such year, in each case, subject to Executive being employed by the Company on December 31 of the year for which the Annual Bonus is payable. The Annual Bonus may be paid in cash or Shares (based on the fair market value of the Shares on the payment date of the Annual Bonus), with such vesting terms as determined by the Committee, provided that the form of payment and vesting terms of payment are determined no later than June 30 of the year for which the Annual Bonus is payable and shall not be subject to any performance vesting terms, and otherwise shall be paid in lump sum cash payment.

(c)            Long Term Incentive. Executive will also be eligible to participate in the Company’s long term incentive program as governed by the Committee and subject to a restricted share unit agreement or other agreement as approved by the Committee.

(d)            Other Bonus Payments. Executive may also receive other bonus payments determined at the discretion of the Committee.

(e)            Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(f)            Executive Benefits. The Company shall make available to Executive, throughout the term of this Agreement, benefits as are generally provided by the Company to its Executives, including but not limited to annual physicals, personal umbrella liability insurance or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.

(g)           Other Employee Benefits. Executive shall also be entitled to the following benefits:

(i)	thirty-five (35) days of PTO (as that term is defined in the Employee Handbook) for each twelve (12) months of the Term, or such greater period as may be approved from time to time by the Board;

(ii)	paid holidays pursuant to the local Company Group subsidiary for which Executive is employed and any and all other work-related leave (whether sick leave or otherwise) as provided to Company’s employees pursuant to the local Company Group subsidiary’s policies and/or practices; and

(iii)	participation in such employee benefit plans to which employees of the Company, their dependents and beneficiaries generally are entitled during Term and, including, without limitation, health insurance, disability and life insurance, retirement plans and other present or successor plans and practices of Company for which executive employees, their dependents and beneficiaries are eligible.

4.            Reimbursement of Expenses. The Company recognizes that Executive, in performing Executive’s functions, duties and responsibilities under this Agreement, may be required to spend sums of money in connection with those functions, duties and responsibilities for the benefit of the Company and, accordingly, shall reimburse Executive for travel (which Executive may undertake at business level) and other out-of-pocket expenses reasonably and necessarily incurred in the performance of his functions, duties and responsibilities hereunder upon submission of written statements and/or bills in accordance with the regular procedures of the Company in effect from time to time with any value attributed to Executive for U.S. tax purposes to be grossed up for U.S. taxes.

5.            Non-Disclosure of Confidential Information. “Confidential Information” means all information known by Executive about the Company’s business plans, present or prospective customers, vendors, products, processes, services or activities, including the costing and pricing of such services or activities, employees, agents and representatives. Executive will not, while this Agreement is in effect or after its termination, directly or indirectly, use or disclose any Confidential Information, except in the performance of Executive’s duties for the Company, or to other persons as directed by the Board of Directors. Executive will use reasonable efforts to prevent unauthorized use or disclosure of Confidential Information. Upon termination of employment with the Company, Executive will deliver to the Company all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, electronic data, drawings, diagrams, and printouts, as well as any tapes, discs, flash drives or other forms of recorded information. If Executive violates any provision of this Section while this Agreement is in effect or after termination, the Company specifically reserves the right, in appropriate circumstances, to seek full indemnification from Executive should the Company suffer any monetary damages or incur any legal liability to any person as a result of the disclosure or use of Confidential Information by Executive in violation of this Section. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than by breach of this Agreement or any other confidentiality agreement; (ii) the Executive learns form a third party who is not under an obligation of confidence to any member of the Company Group; (iii) is required to be disclosed pursuant to any applicable law or court order or is required to be disclosed by the Executive in connection with the defense or prosecution of any action by or against any member of the Company Group; or (iv) the Executive independently develops without the use of Confidential Information. If the Executive becomes legally required to disclose any Confidential Information, except as prohibited by applicable law or if such disclosure is in connection with Executive’s defense or prosecution of any action by or against the Company Group, he will provide the Company with prompt notice thereof so that the Company Group may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5) to permit a particular disclosure. If such protective order or other remedy is not obtained, or the applicable Company Group member waives compliance with the provisions of this Section 5 to permit a particular disclosure, the Executive will furnish only that portion of the Confidential Information which he is legally required to disclose and, at the Company’s expense, will cooperate with the efforts of the Company and/or any Company Group member to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the above, the Executive will be immune from liability under state and federal trade secret laws if the Executive discloses Confidential Information rising to the level of a trade secret (x) in confidence to a government official or attorney for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal; or (z) to an attorney representing the Executive in a claim for retaliation for reporting suspected violations of law. Furthermore, nothing in this Agreement prohibits the Executive from speaking with law enforcement, the Equal Employment Opportunity Commission, a state division of human rights, a local commission on human rights, or an attorney retained by the Executive. Moreover, nothing in this Agreement shall be construed to: (i) prohibit the Executive from lawfully making reports to or communicating with any government agency or law enforcement entity regarding possible violations of federal law or regulation in accordance with the provisions and rules promulgated under Section 21F of the Securities and Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express whistleblower protection provisions of state or federal law or regulation, or (ii) require notification to or prior approval by any Company Group member of any reporting described in clause (i) hereof; or (iii) limit the Executive’s right to receive an award for any reporting, providing any information, or filing described in clause (i) hereof; or (iv) deny the Executive the right to disclose information about unlawful acts in the workplace, including, but not limited to discrimination or harassment based on any protected category and unlawful retaliation.

6.            Restrictive Covenants.

(a)            Non-Competition. Executive acknowledges that in the course of Executive’s employment with the Company and its affiliates, Executive has, and will continue to, become familiar with the Company’s and its affiliates’ trade secrets, methods of doing business, business plans and other valuable confidential and proprietary information concerning the Company, its affiliates, their customers and business partners and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its affiliates. In consideration thereof, during Executive’s employment with the Company or an affiliate and for a period of one (1) year thereafter, Executive shall not, without the Company’s prior written approval, become engaged, directly or indirectly, as a director, officer, employee or 5% or more shareholder or equity interest owner in, partner in, or consultant to, any business that is directly competitive with the business of the Company (or any affiliate) in any area or region where the Company (or any affiliate) conducts business (“Competition”). Notwithstanding the foregoing, Executive shall not be deemed to be in Competition with the Company if Executive provides evidence satisfactory to the Company, in its sole and absolute discretion, that Executive: (i) works in a separate division, department or unit that does not compete with the business of the Company (or any affiliate); and (ii) will not have contact with the division, department or unit that does compete with the business of the Company (or any affiliate).

(b)            Non-Solicitation. During Executive’s employment and for a period of two (2) years thereafter, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or on behalf of any other person, firm, corporation or business entity: (1) induce or attempt to induce any ceding company, affinity group or policyholder of the Company (or any affiliate), or any prior ceding company, affinity group or policyholder that was a ceding company, affinity group or policyholder within twelve (12) months of such contact, to withdraw, decrease or cancel its business with the Company (or any affiliate) or otherwise terminate any written or oral agreement or understanding or other relationship with the Company (or any affiliate); (2) solicit or attempt to solicit, service or attempt to service, or for the purpose of obtaining the business of any customer of the Company (or any affiliate), or any prior ceding company, affinity group or policyholder that was a ceding company, affinity group or policyholder within twelve (12) months of such contact, to the extent the business solicited is similar to, or competitive with, the business of the Company (or any affiliate), engage in discussions or other communications with (regardless of who initiates such discussions or communications) any person, firm or entity that was an actual or prospective customer of the Company during any part of the twelve (12) month period immediately preceding termination of employment if Executive participated, directly or indirectly, in the solicitation or servicing of that customer or prospective customer, or supervised or managed those who did, during Executive’s employment with the Company at any time during such twelve (12) month period immediately preceding Executive’s termination of service under this Agreement; (3) solicit or attempt to solicit, hire or attempt to hire, or call, any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, consultant or independent contractor within twelve (12) months of such contact, with the purpose or intent of attracting such person from the employ of the Company (or any affiliate); or (4) induce or attempt to induce any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate) to terminate or limit his or her service or other relationship with the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, individual consultant or independent contractor within twelve (12) months of such contact.

(c)            Damages. Because of (i) the difficulty of measuring economic losses to the Company as a result of any breach by Executive of the covenants in this Agreement, and (ii) the immediate and irreparable damage which could be caused to the Company for which would have no other adequate remedy, Executive agrees that the Company may enforce the provisions of this Section 6 by injunction and restraining order against Executive if Executive breaches any of said provisions, without necessity of providing a bond or other security.

(d)            Reasonable Restraint. The parties hereto agree that this Section 6 imposes a reasonable restraint on Executive in light of the activities and business of the Company on the date hereof and the current business plans of the Company.

7.            Construction. If the provisions of Section 6 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any court of competent jurisdiction designated in accordance with Section 9 is hereby authorized, requested, and instructed to reform such paragraph to provide for the maximum competitive restraint upon Executive’s activities (in time, product, geographic area and customer or employee solicitation) which shall then be legal and valid.

8.            Ownership of Inventions. Executive shall promptly disclose in writing to the Board all inventions, discoveries, and improvements conceived, devised, created, or developed by Executive in connection with his employment (collectively, the “Invention”), and Executive shall transfer and assign to the Company all right, title and interest in and to any such Invention, including any and all domestic and foreign patent rights, domestic and foreign copyright rights therein, and any renewal thereof. Such disclosure is to be made promptly after the conception of each Invention, and each Invention is to become and remain the property of the Company, whether or not patent or copyright applications are filed thereon by the Company. Upon request of the Company, Executive shall execute from time to time during or after the termination of employment such further instruments including, without limitation, applications for patents and copyrights and assignments thereof as may be deemed necessary or desirable by the Company to effectuate the provisions of this Section 8.

9.            Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to the principles of conflict of laws thereof that would result in the application of the laws of a jurisdiction other than New York. The Company and Executive hereby each consents to the exclusive jurisdiction of the state and federal courts sitting in of the Borough of Manhattan in the City of New York, New York, with respect to any dispute arising under the terms of this Agreement and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without New York, provided a reasonable time for appearance is allowed. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. The parties further agree that any judgment, order or injunction granted by any court within New York shall be enforceable in any jurisdiction in which the Company or its affiliates do business.

10.            Indemnification. To the fullest extent permitted by, and subject to, the Company’s Certificates of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive against any losses, damages or expenses (including reasonable attorney’s fees) incurred by Executive or on Executive’s behalf in connection with any threatened or pending action, suit or proceeding in which Executive is or becomes a party by virtue of Executive’s employment by the Company or any affiliates or by reason of his having served as an officer or director of the Company or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity.

11.            Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provision of this Agreement, and the remaining provisions of this Agreement will be valid and enforceable according to their terms.

12.            Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under any applicable employment or income tax laws or similar statutes or other provisions of law then in effect.

13.            No Restrictions. Executive represents and warrants that as of the Effective Time, Executive is not subject to any contractual obligations or other restrictions, including, but not limited to, any covenant not to compete, that could interfere in any way with his employment hereunder. In furtherance and not in limitation of the foregoing, this Agreement supersedes any employment agreement between the Company and Executive, written or oral, and any such agreement hereby is terminated and is no longer binding on either party.

14.            Section 409A. It is intended that this Agreement and the payments and benefits hereunder will comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1983, as amended (the “Code”) and the rules and regulations thereunder (“Section 409A”), to the extent applicable, and the Agreement shall be interpreted on a basis consistent with such intent. Neither the Company nor any subsidiary or affiliate makes any representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A, and neither the Company, any subsidiary, affiliate or owner of the Company shall be liable for any additional tax, interest or penalty that may be imposed on Executive under Section 409A, other than if such tax or penalties are caused by Company’s breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A, to the extent required under Section 409A, shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive’s date of death. Following any applicable six-month delay, any payments delayed by reason of application of the immediately prior sentence shall be paid on the first regular payroll date following such six-months anniversary. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be a “separation from service” within the meaning of Section 409A and interpreted and applied in a manner that is consistent with the requirements of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

15.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

16.            Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding (as of the Effective Time) all prior understandings and agreements, whether written or oral, including but not limited to that certain Confidential Employment Agreement between Executive and Kestrel Service Corporation, dated July 26, 2022 (“Prior Agreement”). This Agreement may not be amended or revised except by a writing signed by the parties.

17.            Miscellaneous.

(a)            This Agreement shall become effective (the “Effective Time”) as of the Closing (as defined in the Combination Agreement) and prior to the Effective Time neither of the parties hereto shall have any rights or obligations hereunder. If the Contribution Agreement is terminated in accordance with its terms, this Agreement shall become null and void ab-initio as of the date of such termination, with no further force or effect.

(b)            The Executive acknowledges and agrees that, as of the Effective Time, any and all prior employment or similar agreements (including, Prior Agreement), whether written or oral, between the Executive and any member the Company Group, including (as of the Effective Time) Kestrel and its subsidiaries, or any of its and their respective affiliates, shall be deemed terminated, null and void, and this Agreement shall be deemed to restate and replace any such prior employment agreement in all respects.

(c)            This Agreement will be binding and inure to the benefit of Executive and Executive’s personal representatives, and the Company, their successors and assigns.

(d)            The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any provision or succeeding breach of such provision or any other provision.

(e)            All notices under this Agreement shall be given by registered or certified mail, return receipt requested, directed to parties at the following addresses or to such other addresses as the parties may designate in writing at the addresses listed in the preamble to this Agreement.

18.            Key Man Insurance Authorization. At any time during the term of this Agreement, the Company will have the right (but not the obligation) to insure the life of Executive for the sole benefit of the Company and to determine the amount of insurance and type of policy. The Company will be required to pay all premiums due on such policies. Executive will cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents. Executive, however, will incur no financial obligation by executing any required document, and will have no interest in any such policy.

[signature page follows]

RANGER BERMUDA TOPCO LTD

By:	/s/ Patrick Haveron
Name:	Patrick Haveron
Title:	Chief Executive Officer and Chief Financial Officer

EXECUTIVE

/s/ Bradford Luke Ledbetter
Bradford Luke Ledbetter

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